Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results

Overland Park, KS, July 28, 2020 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported second quarter 2020 net income1 of $24.8 million, or $0.38 per diluted share, compared to net income of $22.0 million, or $0.32 per diluted share, during the prior quarter and net income of $33.9 million, or $0.45 per diluted share, during the second quarter of 2019.

Philip J. Sanders, Chief Executive Officer of Waddell & Reed Financial, Inc. shared, “Despite the continued challenging circumstances as we navigate the global pandemic, our teams have remained focused on delivering quality service to our clients and affiliated advisors every day while executing on the key components of our long-term vision and growth strategy. We continue to make measurable progress in a number of key areas of our strategy, while maintaining a strong financial profile.”

Highlights

•	Significant progress in wealth management transformation continued, with enhanced focus on recruiting, improving operating metrics and additional growth opportunities
o	Since January 1, 2020, 21 advisors have affiliated with Waddell & Reed with combined prior firm assets under administration (AUA) totaling $1.4 billion. Advisor count inflected modestly, stabilizing at 1,317 affiliated advisors and advisor associates at June 30, 2020.
o	Advisory AUA net flows were positive for the 6th straight quarter despite a challenging market backdrop, illustrating the wealth manager’s ability to capture assets through market cycles.
o	Launched the second phase of our wealth management technology transformation, ONESource, which seamlessly connects data across platforms for advisors, and ONEService, a digital repository of processes, procedures and other information available to all advisors.
o	Introduced a High Net Worth suite of products and services as well as a new Separately Managed Account Strategies product offering.
•	For Ivy Investments, assets under management (AUM) rebounded along with the broader markets in addition to meaningful improvement in net outflows resulting from lower redemptions
o	Introduced two additional strategies in a model-delivery format, bringing the total offering to nine strategies.
o	As a result of changes stemming from ongoing strategic evaluation of Ivy fund fees, 76% of AUM is now priced at or below its respective peer median.
•	Balance sheet a continued source of strength – maintained significant liquidity while continuing active capital return program and flexibility for organic and inorganic growth opportunities.
•	Hired two executives focused on strategic growth – one to support the buildout of enterprise-wide data analytics and related capabilities, and one to support M&A origination, evaluation, and integration.

Financial Summary

The second quarter of 2020 included $12.7 million, or $0.15 per share, of unrealized gains on our investment portfolio within the investment and other (loss) income line compared to $11.0 million, or $0.12 per share, of unrealized losses during the prior quarter and $5.1 million, or $0.05 per share, of unrealized gains during the second quarter of 2019.

1 Net income represents net income attributable to Waddell & Reed Financial, Inc.

Revenues totaled $240.0 million for the quarter, a decrease of $23.7 million and $30.1 million, compared to the prior quarter and the second quarter of 2019, respectively. Operating expenses of $216.4 million decreased $7.9 million and $12.5 million, compared to the first quarter of 2020 and the second quarter of 2019, respectively. The operating margin was 9.8% during the current quarter, compared to 14.9% and 15.3% during the prior quarter and the second quarter of 2019, respectively.

AUM ended the quarter at $65.0 billion, an increase of 16% compared to the prior quarter primarily due to market appreciation and a decrease of 10% compared to the second quarter of 2019. Average AUM were $61.7 billion during the current quarter, compared to $66.1 billion during the prior quarter and $71.4 billion during the second quarter of 2019. Net outflows of $1.4 billion during the current quarter were lower compared to net outflows of $2.3 billion and $2.4 billion in the prior quarter and second quarter of 2019, respectively. Sales of $2.2 billion during the current quarter decreased 13% compared to the prior quarter as second quarter is generally seasonally lower. Sales increased 3% compared to the second quarter of 2019. Redemptions were 24% and 19% lower compared to the prior quarter and second quarter of 2019, respectively.

Wealth management AUA ended the quarter at $59.0 billion, an increase of 14% and 3%, compared to the first quarter of 2020 and the second quarter of 2019, respectively. Average AUA were $56.4 billion during the current quarter, compared to $57.8 billion during the prior quarter and $56.4 billion during the second quarter of 2019. Net new advisory assets were $189.2 million and advisory products continue to drive the majority of new sales. Brokerage asset flows continue to be negative, however, to a lesser extent compared to the prior quarter and the same quarter in 2019. In addition, market appreciation was stronger compared to both the first quarter of 2020 and second quarter of 2019. Starting in the second quarter of 2020, we updated our definition of net new AUA to include dividends and interest for consistency with peers and have reflected this new definition for all periods presented.

Revenues Analysis

Investment management fees decreased $9.4 million, or 9%, compared to the first quarter of 2020 due to a 7% decrease in average AUM and a lower effective management fee rate, partially offset by one more day in the quarter. The effective management fee rate for the current quarter was 64.5 basis points and decreased compared to the prior quarter’s rate due to a shift in product mix as well as targeted fee reductions implemented in the quarter on our large cap growth and core bond products. Compared to the second quarter of 2019, investment management fees declined $17.0 million, or 15%, primarily due to lower average AUM and a lower effective management fee rate due to the previously mentioned fee reductions.

Underwriting and distribution fees decreased $13.3 million, or 10%, compared to the prior quarter due to lower advisory fees and lower service and distribution fees due to lower asset levels. In addition, sales commissions were $5.7 million lower compared to the prior quarter as a result of slower sales activity across insurance product lines. Compared to the same quarter in 2019, underwriting and distribution fees decreased $9.9 million, or 7%, due to lower sales commissions and lower service and distribution fees from lower asset levels, partially offset by an increase in advisory fees as a result of the ongoing shift in sales towards advisory products.

Shareholder service fees decreased $1.0 million, or 5%, compared to the first quarter of 2020 primarily due to a decrease in average assets. Compared to the second quarter of 2019, shareholder service fees declined $3.2 million, or 14%, due to a decrease in average assets and fewer accounts. There was also a reduction in fund reimbursements related to the outsourcing of our transfer agency transactional processing operations and a corresponding reduction in costs.

Operating Expenses Analysis

Distribution expenses decreased $12.2 million, or 10%, compared to the prior quarter and decreased $8.6 million, or 7%, compared to the second quarter of 2019. The decrease compared to both periods is a result of the decrease in underwriting and distribution revenue from lower asset levels and insurance product sales.

Compensation and benefits expense increased $3.4 million, or 6%, compared to the prior quarter primarily due to mark-to-market adjustments on equity compensation and deferred compensation plans. Compensation and benefits was consistent with the second quarter of 2019, as lower headcount was offset by higher equity compensation due to mark-to-market adjustments.

General and administrative expenses increased $1.9 million, or 10%, compared to the first quarter of 2020 due to increased strategic project spending. Compared to the same quarter in 2019, general and administrative expenses increased $4.5 million, or 28%, due to a shift of our transfer agency transactional processing operations costs from technology expenses to general and administrative expenses as a result of outsourcing and increased strategic project spending, partially offset by lower travel and meetings costs.

Technology costs increased $0.7 million, or 5%, compared to the prior quarter primarily due to increased software costs for new technologies. Technology costs decreased $2.2 million, or 13%, compared to the second quarter of 2019 as costs related to the transfer agency transactional processing operations outsourcing were shifted to general and administrative expenses. This decrease was partially offset by increased consulting and software costs for new technologies.

Occupancy expenses decreased $0.4 million, or 9%, compared to the prior quarter and decreased $2.4 million, or 36%, compared to the second quarter of 2019. For both comparative periods, occupancy costs decreased as a result of the planned transition of corporate field offices to independent financial advisors associated with our wealth manager.

Marketing and advertising expenses decreased $0.8 million, or 41%, compared to the prior quarter and decreased $1.3 million, or 53%, compared to the second quarter of 2019. For both comparative periods, marketing and advertising expenses decreased due to lower sponsorship fees in connection with the ongoing shift to virtual industry conferences.

Depreciation expense declined slightly compared to the prior quarter and declined $2.0 million, or 39%, compared to the second quarter of 2019 due to capitalized software development assets becoming fully depreciated.

Investment and Other Income (Loss)

Investment and other income for the second quarter was $15.1 million compared to investment and other losses of $7.7 million in the prior quarter. The $22.9 million increase is primarily due to unrealized gains, net of hedging activity, on the seed and corporate investment portfolios. Compared to the second quarter of 2019, investment and other income increased $6.1 million due to unrealized gains, net of hedging activity, on the seed and corporate investment portfolios, partially offset by a decline in interest income for the corporate investment portfolio due to lower interest rates.

The effective tax rate was 25.3% for the quarter compared to 32.0% in the prior quarter and 29.1% in the second quarter of 2019. The primary driver of the lower tax rate is the impact of market volatility on our estimated pre-tax income for the remainder of 2020 which resulted in a decrease in our annualized effective tax rate during the second quarter of 2020.

AUM

(in millions)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Year-over-Year Qtr.
	2020	2020	2019	Change	%	Change	%
Unaffiliated [1]
Beginning assets	$20,244	$26,264	$27,506	$(6,020)	(23)%	$(7,262)	(26)%
Sales [2]	1,490	1,581	1,291	(91)	(6)%	199	15%
Redemptions	(2,179)	(3,019)	(2,441)	840	28%	262	11%
Net exchanges	205	326	303	(121)	(37)%	(98)	(32)%
Net Flows	(484)	(1,112)	(847)	628	56%	363	43%
Market action	3,964	(4,908)	886	8,872	181%	3,078	347%
Ending assets	$23,724	$20,244	$27,545	$3,480	17%	$(3,821)	(14)%
Annualized organic growth rate	(9.6)%	(16.9)%	(12.3)%
Annualized redemption rate [3]	39.9%	50.9%	36.7%
Institutional
Beginning assets	$2,427	$3,096	$4,053	$(669)	(22)%	$(1,626)	(40)%
Sales [2]	52	43	54	9	21%	(2)	(4)%
Redemptions	(202)	(179)	(440)	(23)	(13)%	238	54%
Net exchanges	22	—	25	22	NM	(3)	(12)%
Net Flows	(128)	(136)	(361)	8	6%	233	65%
Market action	698	(533)	195	1,231	231%	503	258%
Ending assets	$2,997	$2,427	$3,887	$570	23%	$(890)	(23)%
Annualized organic growth rate	(21.1)%	(17.6)%	(35.6)%
Annualized redemption rate [3]	28.6%	24.9%	46.1%
Wealth Management
Beginning assets	$33,339	$40,598	$40,095	$(7,259)	(18)%	$(6,756)	(17)%
Sales [2]	649	895	789	(246)	(27)%	(140)	(18)%
Redemptions	(1,259)	(1,588)	(1,609)	329	21%	350	22%
Net exchanges	(227)	(326)	(328)	99	30%	101	31%
Net Flows	(837)	(1,019)	(1,148)	182	18%	311	27%
Market action	5,743	(6,240)	1,497	11,983	192%	4,246	284%
Ending assets	$38,245	$33,339	$40,444	$4,906	15%	$(2,199)	(5)%
Annualized organic growth rate	(10.0)%	(10.0)%	(11.5)%
Annualized redemption rate [3]	11.6%	14.6%	13.8%
Consolidated Total
Beginning assets	$56,010	$69,958	$71,654	$(13,948)	(20)%	$(15,644)	(22)%
Sales [2]	2,191	2,519	2,134	(328)	(13)%	57	3%
Redemptions	(3,640)	(4,786)	(4,490)	1,146	24%	850	19%
Net exchanges	—	—	—	—	—	—	—
Net Flows	(1,449)	(2,267)	(2,356)	818	36%	907	38%
Market action	10,405	(11,681)	2,578	22,086	189%	7,827	304%
Ending assets	$64,966	$56,010	$71,876	$8,956	16%	$(6,910)	(10)%
Annualized organic growth rate	(10.3)%	(13.0)%	(13.2)%
Annualized redemption rate [3]	22.6%	28.5%	24.3%

[1]	Unaffiliated includes National channel (home office and wholesale), Defined Contribution Investment Only, Registered Investment Advisor and Variable Annuity.
[2]	Sales consist of gross sales and includes net reinvested dividends, capital gains and investment income.
[3]	Excludes Money Market.

MorningStar Fund Rankings [1]	1 Year	3 Years	5 Years
Funds ranked in top half	48%	49%	37%
Assets ranked in top half	45%	48%	38%

MorningStar Ratings [1]	Overall	3 Years	5 Years
Funds with 4/5 stars	28%	28%	26%
Assets with 4/5 stars	41%	39%	41%

[1]	Based on class I share, which reflects the largest concentration of sales and assets.

	Three Months Ended
Wealth Management	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Year-over-Year Qtr.
(in millions)	2020	2020	2019	Change	%	Change	%
AUA
Ending advisory AUA	$27,155	$23,192	$24,789	$3,963	17%	$2,366	10%
Ending non-advisory AUA	31,836	28,644	32,641	3,192	11%	(805)	(2)%
Ending total AUA	58,991	51,836	57,430	7,155	14%	1,561	3%

Average advisory AUA [1]	$25,030	$26,680	$23,917	$(1,650)	(6)%	$1,113	5%
Average non-advisory AUA [1]	30,151	32,488	32,272	(2,337)	(7)%	(2,121)	(7)%
Average AUA [1]	55,181	59,168	56,189	(3,987)	(7)%	(1,008)	(2)%

Net new advisory AUA [2]	$189	$442	$349	$(253)	(57)%	$(160)	(46)%
Net new non-advisory AUA [2,3]	(346)	(658)	(747)	312	47%	401	54%
Total net new AUA [2,3]	(157)	(216)	(398)	59	27%	241	61%

Annualized advisory AUA growth [4]	3.3%	6.6%	5.9%
Annualized AUA growth [4]	(1.2)%	(1.4)%	(2.8)%

Advisors and advisor associates	1,317	1,316	1,347	1	—	(30)	(2)%
Avg. trailing 12-month revenue per advisor [5] (in thousands)	$464	$462	$408	$2	—	$56	14%

[1]	Average AUA are calculated as the average of the beginning of month AUA during each reporting period.
[2]	Net new AUA are calculated as total client deposits and net transfers less client withdrawals. Client deposits include dividends and interest.
[3]	Excludes activity related to products held outside of our wealth management platform. These assets represent less than 10% of total AUA.
[4]	Annualized growth is calculated as annualized quarterly net new AUA divided by beginning AUA.
[5]	Production per Advisor is calculated as trailing 12- month Total underwriting and distribution fees less “other” underwriting and distribution fees divided by the average number of advisors. “Other” underwriting and distribution fees predominantly includes fees paid by advisors for programs and services.

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Prior Qtr.		Year-over-Year Qtr.
	2020	2020	2019	Change	%	Change	%
Revenues:
Investment management fees	$95,824	$105,219	$112,870	$(9,395)	(9)%	$(17,046)	(15)%
Underwriting and distribution fees	123,633	136,943	133,495	(13,310)	(10)%	(9,862)	(7)%
Shareholder service fees	20,577	21,571	23,789	(994)	(5)%	(3,212)	(14)%
Total	240,034	263,733	270,154	(23,699)	(9)%	(30,120)	(11)%
Operating expenses:
Distribution[1]	107,876	120,033	116,477	(12,157)	(10)%	(8,601)	(7)%
Compensation and benefits (including share-based compensation of $12,532, $9,983 and $11,119, respectively)	61,863	58,425	61,876	3,438	6%	(13)	—
General and administrative	20,524	18,598	16,037	1,926	10%	4,487	28%
Technology	14,237	13,502	16,442	735	5%	(2,205)	(13)%
Occupancy	4,291	4,709	6,701	(418)	(9)%	(2,410)	(36)%
Marketing and advertising	1,119	1,896	2,399	(777)	(41)%	(1,280)	(53)%
Depreciation	3,209	3,513	5,228	(304)	(9)%	(2,019)	(39)%
Subadvisory fees	3,288	3,666	3,715	(378)	(10)%	(427)	(11)%
Total	216,407	224,342	228,875	(7,935)	(4)%	(12,468)	(5)%
Operating income	23,627	39,391	41,279	(15,764)	(40)%	(17,652)	(43)%
Investment and other income (loss)	15,148	(7,745)	9,025	22,893	296%	6,123	68%
Interest expense	(1,539)	(1,549)	(1,552)	10	1%	13	1%
Income before provision for income taxes	37,236	30,097	48,752	7,139	24%	(11,516)	(24)%
Provision for income taxes	9,412	9,633	14,190	(221)	(2)%	(4,778)	(34)%
Net income	27,824	20,464	34,562	7,360	36%	(6,738)	(19)%
Net income (loss) attributable to redeemable noncontrolling interests	3,000	(1,522)	614	4,522	297%	2,386	389%
Net income attributable to Waddell & Reed Financial, Inc.	$24,824	$21,986	$33,948	$2,838	13%	$(9,124)	(27)%
Net income per share, basic and diluted:	$0.38	$0.32	$0.45
Weighted average shares outstanding - basic and diluted	65,488	67,675	74,694
Operating margin	9.8%	14.9%	15.3%

[1]Distribution expense
Unaffiliated	20,587	23,624	25,242
Wealth Management	87,289	96,409	91,235
	$107,876	$120,033	$116,477

Unaudited Consolidated Statements of Income

(in thousands, except per share data and margin)

	Six Months Ended
	Jun. 30,	Jun. 30,
	2020	2019	Change	%
Revenues:
Investment management fees	$201,043	$222,632	$(21,589)	(10)%
Underwriting and distribution fees	260,576	259,740	836	—
Shareholder service fees	42,148	47,192	(5,044)	(11)%
Total	503,767	529,564	(25,797)	(5)%
Operating expenses:
Distribution[1]	227,909	226,271	1,638	1%
Compensation and benefits (including share-based compensation of $22,515 and $23,892, respectively)	120,288	126,719	(6,431)	(5)%
General and administrative	39,122	30,741	8,381	27%
Technology	27,739	32,750	(5,011)	(15)%
Occupancy	9,000	13,416	(4,416)	(33)%
Marketing and advertising	3,015	4,363	(1,348)	(31)%
Depreciation	6,722	11,229	(4,507)	(40)%
Subadvisory fees	6,954	7,272	(318)	(4)%
Total	440,749	452,761	(12,012)	(3)%
Operating income	63,018	76,803	(13,785)	(18)%
Investment and other income	7,403	18,478	(11,075)	(60)%
Interest expense	(3,088)	(3,100)	12	—
Income before provision for income taxes	67,333	92,181	(24,848)	(27)%
Provision for income taxes	19,045	24,861	(5,816)	(23)%
Net income	48,288	67,320	(19,032)	(28)%
Net income attributable to redeemable noncontrolling interests	1,478	1,318	160	12%
Net income attributable to Waddell & Reed Financial, Inc.	$46,810	$66,002	$(19,192)	(29)%
Net income per share, basic and diluted:	$0.70	$0.87
Weighted average shares outstanding - basic and diluted	66,581	75,492
Operating margin	12.5%	14.5%

[1]Distribution expense
Unaffiliated	44,211	49,258
Wealth Management	183,698	177,013
	$227,909	$226,271

Underwriting and distribution fees

(in thousands)

	For the three months ended Jun. 30, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$72,534	$72,534
Service and distribution fees	13,670	13,600	27,270
Sales commissions	373	15,034	15,407
Other revenues	91	8,331	8,422
Total underwriting and distribution fees	$14,134	$109,499	$123,633

	For the three months ended Mar. 31, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$77,118	$77,118
Service and distribution fees	15,276	14,589	29,865
Sales commissions	451	20,657	21,108
Other revenues	135	8,717	8,852
Total underwriting and distribution fees	$15,862	$121,081	$136,943

	For the three months ended Jun. 30, 2019
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$70,220	$70,220
Service and distribution fees	16,615	16,041	32,656
Sales commissions	493	20,794	21,287
Other revenues	83	9,249	9,332
Total underwriting and distribution fees	$17,191	$116,304	$133,495

	For the six months ended Jun. 30, 2020
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$149,652	$149,652
Service and distribution fees	28,946	28,189	57,135
Sales commissions	824	35,691	36,515
Other revenues	226	17,048	17,274
Total underwriting and distribution fees	$29,996	$230,580	$260,576

	For the six months ended Jun. 30, 2019
	Unaffiliated	Wealth Management	Total
Advisory fees	$—	$135,450	$135,450
Service and distribution fees	33,081	31,445	64,526
Sales commissions	935	40,416	41,351
Other revenues	175	18,238	18,413
Total underwriting and distribution fees	$34,191	$225,549	$259,740

Unaudited Condensed Balance Sheet

(in thousands)

	Jun. 30,	Dec. 31,
	2020	2019
Assets
Cash & cash equivalents (unrestricted)	$156,710	$151,815
Investment securities	619,052	688,346
Other assets	212,443	245,572
Property and equipment, net	31,928	34,726
Goodwill and intangible assets	145,869	145,869
Total assets	$1,166,002	$1,266,328
Liabilities, redeemable noncontrolling interests and equity
Short-term notes payable	$94,962	$—
Long-term debt	—	94,926
Other liabilities	278,480	343,300
Redeemable noncontrolling interests	25,857	19,205
Total stockholders’ equity	766,703	808,897
Liabilities, redeemable noncontrolling interests and equity	$1,166,002	$1,266,328
Shares outstanding	65,174	68,847

Unaudited Condensed Cash Flow

(in thousands)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2020	2020	2019	2020	2019
Cash provided by (used in):
Operating activities	$(526)	$29,276	$40,644	$28,750	$23,147
Investing activities	20,430	27,694	9,946	48,124	(3,987)
Financing activities	(32,123)	(69,371)	(53,605)	(101,494)	(113,118)
Net change during period	$(12,219)	$(12,401)	$(3,015)	$(24,620)	$(93,958)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(in thousands, except number of shares)	2020	2020	2019	2020	2019
Shares repurchased
Number of shares	1,468,367	3,807,438	2,142,894	5,275,805	4,369,219
Total cost	$18,061	$53,939	$36,824	$72,000	$75,963
Dividend paid
Rate per share	$0.25	$0.25	$0.25	$0.50	$0.50
Total paid	$16,528	$17,119	$18,840	$33,647	$38,188
Capital returned to stockholders	$34,589	$71,058	$55,664	$105,647	$114,151

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern. During this call, Philip J. Sanders, CEO, will review our quarterly results. Live access to the teleconference will be available on the “Investor Relations” section of our Web site at ir.waddell.com. A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the Investor Relations section of our Web site at ir.waddell.com. Under the “Investor Information” tab you will find a link to presentations as well as to data tables, which include supplemental information schedules.

Contacts

Investor Contact:

Mike Daley, Vice President, Chief Accounting Officer & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

Past performance is no guarantee of future results. Please invest carefully.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management and assets under administration, distribution sources, expense levels, redemption rates, stock repurchases and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to the impact of the COVID-19 pandemic and related economic conditions, as well as the factors discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, which include, without limitation:

•	The loss of existing distribution relationships or inability to access new distribution relationships;

•	A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•	The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•	Changes in our business model, operations and procedures, including our methods of distributing our proprietary products, as a result of evolving fiduciary standards;

•	The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•	A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•	Our inability to reduce expenses rapidly enough to align with declines in our revenues due to various factors, including fee pressure, the level of our assets under management or our business environment;

•	Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•	Our inability to attract and retain senior executive management and other key personnel to conduct our wealth management and investment management business;

•	A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•	Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2019 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2020. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.